Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Universal Health Services, Inc.:

We consent to the incorporation by reference in the Registration Statements (File Nos. 333-119925, 333-119143, 333-112332, 333-46384, 033-49428, 033-51671, 033-63291, 333-13453, 333-63926, 333-126025 and 333-11288) on Form S-8 and the Registration Statements (File Nos. 333-46098, 333-85781, 333-59916) on Form S-3 of Universal Health Services, Inc. and subsidiaries of our reports dated March 13, 2006, with respect to the consolidated balance sheets of Universal Health Services, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, common stockholders’ equity and cash flows for each of the years in the three-year period then ended, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Universal Health Services, Inc. and subsidiaries.

Our report dated March 13, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states facilities acquired during 2005, as identified in Note 2 to the consolidated financial statements, have been excluded from management’s assessment. Our audit of internal control over financial reporting of Universal Health Services, Inc. also excluded an evaluation of the internal control over financial reporting of facilities acquired during 2005.

/s/    KPMG LLP

Philadelphia, Pennsylvania

March 13, 2006